Black Hills Corp. Reaffirms 2024 Earnings Guidance and Reports 2024 Third-Quarter Results

•
Reaffirms 2024 earnings guidance range of $3.80 to $4.00 per share
•
Received approval of and implemented new customer rates at Arkansas natural gas utility
•
Filed settlement agreement for new customer rates at Iowa natural gas utility
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Completed key financing activities for 2024 and achieved long-term capitalization target

RAPID CITY, S.D. — Nov. 6, 2024 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third quarter of 2024. Net income available for common stock and earnings per share for the three and nine months ended Sept. 30, 2024, compared to the three and nine months ended Sept. 30, 2023, were:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Operating Income	$75.8	$97.8	$339.8	$336.2
Net income available for common stock	$24.4	$45.4	$175.0	$182.5
Earnings per share, Diluted	$0.35	$0.67	$2.52	$2.74

Earnings of $0.35 per share for the third quarter benefited from new rates, rider recovery and customer growth, which partially offset higher operating expenses, including depreciation, and the impacts of unplanned generation outages and higher interest expense. Earnings during the same period in 2023 benefited from one-time insurance proceeds and a gain on the sale of land.

Earnings of $2.52 per share year to date benefited from new rates, rider recovery and customer growth, which partially offset unfavorable weather, lower energy market pricing for off-system sales, the impacts of unplanned generation outages, higher operating expenses, including depreciation, and higher interest expense and the impact of new shares issued. Earnings during the same period in 2023 benefited from a one-time state income tax rate reduction in Nebraska, gains on the sales of land and wind assets, and insurance proceeds.

“We are on track to achieve our 2024 earnings guidance as we continue to execute on our strategy while navigating ongoing cost pressures and mild weather,” said Linn Evans, president and CEO of Black Hills Corp. “Our team made progress on our regulatory initiatives, with new natural gas utility rates effective in Arkansas and a constructive settlement reached in Iowa. We also completed our key financing activities for the year, ending the quarter at our long-term capitalization target of 55% debt.

“I'm excited about our strategic progress in delivering safe, reliable and cost-effective energy for our customers. Our 260-mile Ready Wyoming transmission project remains on track and will expand system capacity and power market access. We also continue to pursue new renewable resources in Colorado and dispatchable, baseload generation in South Dakota. For more than a decade, our innovative service model has successfully supported data center demand, and we look forward to serving Meta’s new AI data center in Cheyenne, Wyoming by 2026,” concluded Evans.

THIRD-QUARTER 2024 HIGHLIGHTS AND UPDATES

Electric Utilities

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On July 11, Wyoming Electric announced its partnership with Meta to provide power for its newest AI data center to be constructed in Cheyenne, Wyoming. The company will serve Meta under its Large Power Contract Service tariff and procure customized energy resources essential to Meta's operations and sustainability objectives. Through its innovative tariffs, Black Hills is advancing its data center and blockchain growth strategy, expecting to grow earnings contribution from these customers from 5% of earnings per share in 2023 to 10% or more by 2028.

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During the third quarter, Wyoming Electric continued construction on Ready Wyoming, a 260-mile electric transmission expansion project. Construction is on schedule and is expected to be completed in multiple segments in 2024 and 2025.

•
During the third quarter, South Dakota Electric continued to pursue adding 100 megawatts of utility-owned, dispatchable natural gas resources by the second half of 2026. During the first quarter of 2025, South Dakota Electric expects to file for a permit to construct the project in South Dakota and request a certificate of public convenience and necessity (CPCN) in Wyoming.

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During the third quarter, Colorado Electric continued its resource planning process to add renewable resources to achieve an 80% emissions reduction by 2030 outlined in its Clean Energy Plan.

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On June 14, Colorado Electric filed a rate review with the Colorado Public Utilities Commission seeking the recovery of significant infrastructure investments in its 3,200-mile electric distribution and 600-mile electric transmission systems. The rate review requested $37 million in new annual revenue based on a capital structure of 53% equity and 47% debt and a return on equity of 10.5%. The company requested new rates effective in the first quarter of 2025.

Gas Utilities

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On Oct. 15, Iowa Gas filed for approval from the Iowa Utilities Commission of a settlement agreement with the Iowa Office of Consumer Advocate for its rate review request filed May 1, 2024. The settlement, pending commission approval, includes $15 million of new annual revenue based on a weighted average cost of capital of 7.21%. The settlement allows for final rates during the first quarter of 2025, replacing interim rates which were effective on May 11, 2024.

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On Oct. 1, Arkansas Gas received approval from the Arkansas Public Service Commission of a settlement agreement for its rate review request filed Dec. 4, 2023. The agreement will provide $25 million of new annual revenue based on a capital structure of 46% equity and 54% debt and a return on equity of 9.85%. New rates were effective in October 2024.

Corporate and Other

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On Oct. 28, Black Hills’ board of directors approved a quarterly dividend of $0.65 per share payable on Dec. 1, 2024, to common shareholders of record at the close of business on Nov. 18, 2024. The dividend, on an annualized rate, represents 54 consecutive years of dividend increases, the second longest track record in the electric and natural gas industry.

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During the third quarter, Black Hills issued 1.9 million shares of new common stock for net proceeds of $109 million under its at-the-market equity offering program, including a block equity trade. Year to date, the company issued a total of 3.3 million shares of new common stock for net proceeds of $182 million, completing the company's planned equity issuance for 2024.

2024 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance issued on Feb. 7, 2024, for 2024 earnings per share available for common stock to be in the range of $3.80 to $4.00, which was based on the following assumptions:

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Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
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Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
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Constructive and timely outcomes of utility regulatory dockets;
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No significant unplanned outages at our generating facilities;
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Equity issuance of $170 million to $190 million through the at-the-market equity offering program; and
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Production tax credits of approximately $18 million associated with wind generation assets.

During the first nine months of 2024, Black Hills issued equity within the forecasted range, completed the sale of production tax credits, and mitigated the financial impacts of mild weather and unplanned generation outages.

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2024	2023	2024	2023
	(in millions, except per share amount)
Revenue	$401.6	$407.1	$1,530.6	$1,739.6

Operating expenses:
Fuel, purchased power, and cost of natural gas sold	94.5	102.2	518.2	749.8
Operations and maintenance	145.6	125.7	420.8	412.5
Depreciation and amortization	69.3	64.9	201.8	191.2
Taxes - property and production	16.4	16.5	50.0	49.9
Total operating expenses	325.8	309.3	1,190.8	1,403.4

Operating income	75.8	97.8	339.8	336.2

Interest expense, net	(45.2)	(41.0)	(131.9)	(126.0)
Other income (expense), net	(1.3)	(0.6)	(1.7)	(1.5)
Income tax benefit (expense)	(2.9)	(7.4)	(23.6)	(16.0)
Net income	26.4	48.8	182.6	192.7
Net income attributable to non-controlling interest	(2.0)	(3.4)	(7.6)	(10.2)
Net income available for common stock	$24.4	$45.4	$175.0	$182.5

Weighted average common shares outstanding:
Basic	70.5	67.3	69.2	66.7
Diluted	70.6	67.4	69.3	66.7

Earnings per share:
Earnings Per Share, Basic	$0.35	$0.67	$2.53	$2.74
Earnings Per Share, Diluted	$0.35	$0.67	$2.52	$2.74

CONSOLIDATING INCOME STATEMENTS -- THIRD QUARTER

(Minor differences may result due to rounding)

Three Months Ended Sept. 30, 2024	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$232.5	$173.6	$(4.5)	$401.6

Fuel, purchased power and cost of natural gas sold	54.9	39.7	(0.1)	94.5
Operations and maintenance	65.1	84.8	(4.3)	145.6
Depreciation and amortization	38.0	31.3	0.1	69.3
Taxes - property and production	9.4	6.9	-	16.4
Operating income (loss)	65.1	10.9	(0.2)	75.8

Interest expense, net				(45.2)
Other income (expense), net				(1.3)
Income tax benefit (expense)				(2.9)
Net income				26.4
Net income attributable to non-controlling interest				(2.0)
Net income available for common stock				$24.4

Three Months Ended Sept. 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$237.3	$174.3	$(4.5)	$407.1

Fuel, purchased power and cost of natural gas sold	55.4	46.9	(0.1)	102.2
Operations and maintenance	53.9	75.7	(3.9)	125.7
Depreciation and amortization	35.8	29.0	0.1	64.9
Taxes - property and production	9.2	7.3	-	16.5
Operating income (loss)	83.0	15.4	(0.6)	97.8

Interest expense, net				(41.0)
Other income (expense), net				(0.6)
Income tax benefit (expense)				(7.4)
Net income				48.8
Net income attributable to non-controlling interest				(3.4)
Net income available for common stock				$45.4

Three Months Ended Sept. 30, 2024, Compared to the Three Months Ended Sept. 30, 2023

The variance to the prior year included the following:

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Electric Utilities’ operating income decreased $17.9 million primarily due to higher operating expenses and unfavorable impacts from current year unplanned generation outages partially offset by new rates and rider recovery; and prior-year one-time benefits from a gain on sale of land to support data center growth and a recovery from our business interruption insurance;

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Gas Utilities’ operating income decreased $4.5 million primarily due to higher operating expenses partially offset by new rates and rider recovery driven by the Colorado Gas, Iowa Gas, Rocky Mountain Natural Gas and Wyoming Gas rate reviews;

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Net interest expense increased $4.2 million primarily due to higher interest rates partially offset by increased interest income; and

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Income tax expense decreased $4.5 million primarily driven by lower pre-tax income.

CONSOLIDATING INCOME STATEMENTS -- YEAR-TO-DATE

(Minor differences may result due to rounding)

Nine Months Ended Sept. 30, 2024	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$659.8	$884.2	$(13.4)	$1,530.6

Fuel, purchased power and cost of natural gas sold	155.7	362.9	(0.4)	518.2
Operations and maintenance	190.5	242.6	(12.3)	420.8
Depreciation and amortization	108.9	92.8	0.1	201.8
Taxes - property and production	28.7	21.3	-	50.0
Operating income (loss)	176.0	164.6	(0.8)	339.8

Interest expense, net				(131.9)
Other income (expense), net				(1.7)
Income tax benefit (expense)				(23.6)
Net income				182.6
Net income attributable to non-controlling interest				(7.6)
Net income available for common stock				$175.0

Nine Months Ended Sept. 30, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$649.1	$1,103.9	$(13.4)	$1,739.6

Fuel, purchased power and cost of natural gas sold	147.2	602.9	(0.3)	749.8
Operations and maintenance	176.8	246.8	(11.1)	412.5
Depreciation and amortization	106.7	84.4	0.1	191.2
Taxes - property and production	27.7	22.1	0.1	49.9
Operating income (loss)	190.7	147.7	(2.2)	336.2

Interest expense, net				(126.0)
Other income (expense), net				(1.5)
Income tax benefit (expense)				(16.0)
Net income				192.7
Net income attributable to non-controlling interest				(10.2)
Net income available for common stock				$182.5

Nine Months Ended Sept. 30, 2024, Compared to the Nine Months Ended Sept. 30, 2023

The variance to the prior year included the following:

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Electric Utilities’ operating income decreased $14.7 million primarily due to higher operating expenses and unfavorable impacts from current year unplanned generation outages partially offset by new rates and rider recovery; and prior-year one-time benefits from a gain on the sale of Northern Iowa Windpower assets, a gain on sale of land to support data center growth, and a recovery from our business interruption insurance;

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Gas Utilities’ operating income increased $16.9 million primarily due to new rates and rider recovery driven by the Colorado Gas, Iowa Gas, Rocky Mountain Natural Gas and Wyoming Gas rate reviews and retail customer growth and usage partially offset by higher operating expenses and unfavorable weather;

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Net interest expense increased $5.9 million primarily due to higher interest rates partially offset by increased interest income;

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Income tax expense increased $7.6 million driven by a higher effective tax rate primarily due to a prior-year $8.2 million tax benefit from a Nebraska income tax rate decrease; and

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Net income attributable to non-controlling interest decreased $2.6 million due to lower net income from Colorado IPP primarily driven by an unplanned generation outage.

OPERATING STATISTICS

Electric Utilities

	Revenue (in millions)				Quantities Sold (GWh)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By customer class	2024	2023	2024	2023	2024	2023	2024	2023
Residential	$66.1	$63.1	$179.4	$170.3	411.1	393.9	1,123.4	1,090.6
Commercial	71.3	69.5	202.6	195.1	571.9	567.1	1,590.6	1,576.1
Industrial	42.0	43.0	128.4	116.4	531.5	553.5	1,643.4	1,511.6
Municipal	4.4	4.7	12.8	13.2	41.4	42.7	111.7	116.1
Subtotal Retail Revenue - Electric	183.8	180.3	523.2	495.0	1,555.9	1,557.2	4,469.1	4,294.4
Contract Wholesale	3.8	6.8	13.2	15.4	99.4	140.6	385.0	403.7
Off-system/Power Marketing Wholesale (a)	7.4	9.6	14.8	31.7	227.0	138.4	506.8	518.5
Other (b)	25.6	25.0	75.2	69.1	-	-	-	-
Total Regulated	220.6	221.7	626.4	611.2	1,882.3	1,836.2	5,360.9	5,216.6
Non-Regulated (c)	11.9	15.6	33.4	37.9	25.0	25.4	74.2	102.6
Total Revenue and Quantities Sold	$232.5	$237.3	$659.8	$649.1	1,907.3	1,861.6	5,435.1	5,319.2
Other Uses, Losses, or Generation, net (d)					110.7	97.7	237.5	345.6
Total Energy					2,018.0	1,959.3	5,672.6	5,664.8

(a)
Off-system/Power Marketing Wholesale revenues decreased for the nine months ended September 30, 2024, compared to the same period in the prior year primarily due to lower excess capacity and lower commodity prices.
(b)
Primarily related to transmission revenues from the Common Use System.
(c)
Includes Integrated Generation and non-regulated services to our retail customers under the Service Guard Comfort Plan and Tech Services.
(d)
Includes company uses and line losses.

	Revenue (in millions)				Quantities Sold (GWh)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By business unit	2024	2023	2024	2023	2024	2023	2024	2023
Colorado Electric	$74.9	$80.8	$208.7	$216.9	675.4	653.2	1,816.8	1,794.5
South Dakota Electric	86.0	83.0	242.5	240.6	669.8	622.7	1,882.3	1,876.7
Wyoming Electric	60.3	58.4	176.7	155.0	537.1	560.3	1,661.8	1,545.4
Integrated Generation	11.3	15.1	31.9	36.6	25.0	25.4	74.2	102.6
Total Revenue and Quantities Sold	$232.5	$237.3	$659.8	$649.1	1,907.3	1,861.6	5,435.1	5,319.2

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2024		2023		2024		2023
Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days:
Colorado Electric	19	(57)%	26	(42)%	3,050	(8)%	3,365	5%
South Dakota Electric	48	(71)%	140	(15)%	4,080	(12)%	4,621	2%
Wyoming Electric	109	(35)%	152	(12)%	4,135	(8)%	4,534	4%
Combined (a)	47	(58)%	91	(19)%	3,624	(10)%	4,031	4%

Cooling Degree Days:
Colorado Electric	904	5%	909	6%	1,247	10%	1,040	(10)%
South Dakota Electric	789	57%	460	(11)%	903	48%	496	(21)%
Wyoming Electric	368	(6)%	315	(20)%	486	6%	329	(30)%
Combined (a)	756	17%	635	(2)%	975	19%	710	(15)%

(a)
Degree days are calculated based on a weighted average of total customers by state.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Contracted generating facilities Availability(a) by fuel type	2024	2023	2024	2023
Coal (b)	90.7%	96.3%	87.3%	93.7%
Natural gas and diesel oil (b)	98.0%	94.2%	95.4%	94.0%
Wind	92.3%	93.4%	91.6%	93.4%
Total Availability	95.1%	94.7%	92.5%	93.8%

Wind Capacity Factor (a)	32.0%	31.3%	36.2%	37.9%

(a)
Availability and Wind Capacity Factor are calculated using a weighted average based on capacity of our generating fleet.
(b)
2024 included unplanned outages at Wygen I and Colorado IPP.

OPERATING STATISTICS (continued)

Gas Utilities

	Revenue (in millions)				Quantities Sold and Transported (Dth in millions)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By customer class	2024	2023	2024	2023	2024	2023	2024	2023
Residential	$76.3	$75.1	$481.9	$620.3	3.5	3.5	38.2	41.1
Commercial	27.5	28.6	185.8	255.4	2.4	2.4	19.3	20.5
Industrial	7.6	9.9	18.5	26.2	2.4	2.1	5.1	4.5
Other	2.6	3.1	8.0	7.3	-	-	-	-
Total Distribution (a)	114.0	116.7	694.2	909.2	8.3	8.0	62.6	66.1
Transportation and Transmission	43.3	42.8	131.4	131.8	35.8	36.8	117.0	118.2
Total Regulated	157.3	159.5	825.6	1,041.0	44.1	44.8	179.6	184.3
Non-regulated Services (b)	16.3	14.8	58.6	62.9	-	-	-	-
Total Revenue and Quantities Sold	$173.6	$174.3	$884.2	$1,103.9	44.1	44.8	179.6	184.3

(a)
Gas distribution revenues decreased for the three and nine months ended September 30, 2024, compared to the same period in the prior year primarily due to lower commodity prices. Our Utilities have regulatory mechanisms that allow them to pass prudently incurred costs of energy through to the customer. Customer billing rates are adjusted periodically to reflect changes in our cost of energy.
(b)
Includes Black Hills Energy Services and non-regulated services under the Service Guard Comfort Plan, Tech Services, and HomeServe.

	Revenue (in millions)				Quantities Sold and Transported (Dth in millions)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
By business unit	2024	2023	2024	2023	2024	2023	2024	2023
Arkansas Gas	$25.4	$27.2	$167.2	$189.0	4.5	4.3	21.5	21.0
Colorado Gas	31.5	31.5	191.5	227.9	3.3	3.6	21.3	23.3
Iowa Gas	21.0	18.7	110.4	168.1	5.8	5.8	26.4	27.2
Kansas Gas	19.6	22.8	90.8	118.5	8.5	9.1	26.1	27.4
Nebraska Gas	54.2	55.3	218.9	277.9	16.5	17.0	58.1	59.8
Wyoming Gas	21.9	18.8	105.4	122.5	5.5	5.0	26.2	25.6
Total Revenue and Quantities Sold	$173.6	$174.3	$884.2	$1,103.9	44.1	44.8	179.6	184.3

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2024		2023		2024		2023
Heating Degree Days	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Arkansas Gas (a)	9	(40)%	---	(100)%	1,925	(18)%	1,944	(18)%
Colorado Gas	80	(29)%	91	(22)%	3,613	(5)%	4,078	7%
Iowa Gas	45	(47)%	37	(59)%	3,450	(19)%	3,867	(10)%
Kansas Gas (a)	19	(26)%	6	(78)%	2,576	(11)%	2,749	6%
Nebraska Gas	22	(65)%	21	(67)%	3,281	(12)%	3,591	(5)%
Wyoming Gas	132	(37)%	180	5%	4,384	(6)%	4,953	14%
Combined (b)	50	(43)%	56	(35)%	3,502	(11)%	3,926	1%

(a)
Arkansas Gas and Kansas Gas have weather normalization mechanisms that mitigate the weather impact on gross margins.
(b)
The combined heating degree days are calculated based on a weighted average of total customers by state excluding Kansas Gas due to its weather normalization mechanism. Arkansas Gas is partially excluded based on the weather normalization mechanism in effect from November through April.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Thursday, Nov. 7, 2024, to discuss its financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the “Investor Relations” section of the Black Hills website at www.blackhillscorp.com and click on “News and Events” and then “Events & Presentation.” The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BI9ac113e7b8ef4295bbbb150c1d14c3ac.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/gncgbawz with a replay of the event available for up to one year.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will be attending the 2024 Edison Electric Institute Financial Conference taking place from Nov. 10, 2024, through Nov. 12, 2024. An investor presentation will be available prior to the conference on Black Hills’ website at www.blackhillscorp.com under “Events and Presentations” in the “Investor Relations” section.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.34 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2024 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2023 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•
The accuracy of our assumptions on which our earnings guidance is based;
•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;
•
Our ability to complete our capital program in a cost-effective and timely manner;
•
Our ability to execute on our strategy;
•
Our ability to successfully execute our financing plans;
•
The effects of changing interest rates;
•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;
•
Board of Directors’ approval of any future quarterly dividends;
•
The impact of future governmental regulation;
•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;
•
The effects of inflation and volatile energy prices;
•
Our ability to obtain sufficient insurance coverage at reasonable costs and whether such coverage will protect us against significant losses; and
•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Sal Diaz
Phone	605-399-5079
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969